EXHIBIT (d)(1)

— EXECUTION COPY —

AGREEMENT AND PLAN OF MERGER

Dated as of November 11, 2002

by and among

FAC Holding Corporation

FAC Acquisition Corporation

and

Hunt Corporation

i

SECTION 11.10	Counterparts	55

SECTION 11.11	Entire Agreement	55

GLOSSARY OF DEFINED TERMS

ANNEX A—Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2002 (this “Agreement”), is made and entered into by and among FAC Holding Corporation, a Pennsylvania corporation (“Parent”), FAC Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Subsidiary”), and Hunt Corporation, a Pennsylvania corporation (the “Company”).

BACKGROUND

WHEREAS, the Board of Directors of the Company has approved and has determined that it is fair to, advisable and in the best interest of the Company and the shareholders of the Company to enter into and consummate the transactions contemplated by this Agreement;

WHEREAS, the Boards of Directors of Subsidiary and Parent have each approved and declared advisable the transactions contemplated by this Agreement;

WHEREAS, in furtherance of such acquisition, Parent, Subsidiary and the Company have agreed that, upon the terms and subject to the conditions set forth in this Agreement, Subsidiary shall commence an offer (as amended or supplemented in accordance with this Agreement, the “Offer”) to purchase for cash all of the issued and outstanding common shares, par value $.10 per share, of the Company (the “Company Common Stock”), at a price per share of $12.50, net to the seller in cash (the “Common Stock Price”);

WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have each approved the merger of Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the shares of Company Common Stock, other than the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company and Dissenting Shares (as defined in Section 4.7), will be converted into the right to receive the Common Stock Price;

WHEREAS, the Board of Directors of the Company has determined that the Common Stock Price and the Merger is fair to the holders of the shares of Company Common Stock and has resolved to recommend that the holders of shares of Company Common Stock tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with execution and delivery of this Agreement and in order to induce Parent and Subsidiary to enter into this Agreement, certain shareholders of the Company (the “Certain Shareholders”) have executed and delivered to Parent and Subsidiary an agreement (the “Tender and Voting Agreement”) pursuant to which the Certain Shareholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including tendering their shares of Company Common Stock into the Offer; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

SECTION 1.1 The Offer.

(a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 10.1 and so long as none of the events or circumstances set forth in Annex A hereto shall have occurred and be continuing, as promptly as practicable and in any event within five business days from the date of public announcement of the execution of this Agreement, Parent shall cause Subsidiary to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer at a price equal to the Common Stock Price for each share of Company Common Stock. The obligation of Subsidiary to consummate the Offer, to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject solely to those conditions set forth in this Agreement and Annex A. It is agreed that the conditions to the Offer set forth in Annex A are for the benefit of Subsidiary and may be asserted by Subsidiary regardless of the circumstances giving rise to any such condition (including any action or inaction by Subsidiary not in breach of this Agreement), and Subsidiary expressly reserves the right, in its sole discretion, to waive any such condition; provided that, without the prior written consent of the Company, Subsidiary shall not waive the Minimum Condition (as defined in Annex A) or the condition set forth in paragraph (g) of Annex A. In accordance with Rule 14e-1(a) promulgated under the Exchange Act, the initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined in accordance with Rule 14d-2 promulgated under the Exchange Act).

(b) Subsidiary expressly reserves the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided, that without the prior written consent of the Company, no modification or change may be made which (i) decreases the Common Stock Price (except as permitted by this Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of shares of Company Common Stock sought pursuant to the Offer, (v) changes the conditions to the Offer in a manner adverse to the Company or its shareholders or stock option or stock grant holders, or (vi) imposes additional conditions to the Offer. Notwithstanding the foregoing, Subsidiary may (but shall not be required under this Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Subsidiary in its sole discretion (each such extension period not to exceed ten business days at a time), if at the then-scheduled expiration date of the Offer any of the conditions to Subsidiary’s obligations to accept for payment and pay for shares of Company Common Stock shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, and (iii) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but less than 80% of the Company Common Stock has been validly tendered and not properly withdrawn. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Subsidiary shall accept for payment and pay for, and Parent shall cause Subsidiary to accept for payment and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. In addition to the foregoing, Subsidiary may in its sole discretion (but shall not be required under this Agreement or otherwise to) provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act.

(c) On the date of commencement of the Offer, Parent and Subsidiary shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”) with respect to the Offer which will comply in all material respects with the provisions of applicable federal securities laws, and will contain the offer to purchase relating to the Offer and forms of related letters of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the “Offer Documents”). Parent shall deliver copies of the proposed forms of the Offer Documents to the Company as far in advance of the commencement of the Offer and the filing of any amendments or supplements thereto as is reasonably practicable, but in all events far enough in advance to permit a reasonably expeditious review and comment by the Company and its counsel. Parent shall provide the Company and its counsel in writing any comments that Subsidiary, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Each of the Company, Parent and Subsidiary shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

(d) The parties understand and agree that the Common Stock Price has been calculated based upon the accuracy of the representation and warranty set forth in Section 5.2 and the Company’s compliance with the covenant in Section 7.2(a)(v)(B) and that, in the event the number of outstanding shares of Company Common Stock or the number of shares of Company Common Stock issuable upon the exercise or conversion of, or subject to, options, grants, warrants, securities or other agreements exceeds the amounts specifically set forth in Section 5.2 (including without limitation as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into shares of the Company Common Stock, recapitalization, or other like change occurring after the date of this Agreement) or the number of Options and exercise prices therefore set forth in Schedule 5.2 of the Company Disclosure Schedule are inaccurately stated, in any manner adverse to Parent or Subsidiary, the Common Stock Price shall be appropriately adjusted downward pro rata but only to the extent required so that the aggregate consideration payable by Subsidiary hereunder shall not be increased solely by reason of such inaccuracy, except that in the event of inaccuracies in the representations in

Section 5.2 as of the date of this Agreement, such adjustment shall occur only in the case where the total consideration paid by Subsidiary would increase by more than $150,000 (in which event, the adjustment shall reflect the entire amount of the inaccuracy). The provisions of this paragraph (d) are not in derogation of the representation set forth in Section 5.2 or the covenant in Section 7.2(a)(v)(B). Notwithstanding the foregoing, (i) there shall be no adjustment pursuant to this paragraph (d) with respect to the issuance of shares of Company Common Stock upon the exercise of Options or vesting of stock grants, in each case disclosed in Schedule 5.2 of the Company Disclosure Schedule, and (ii) no inference regarding any materiality qualification contained herein or any dollar threshold therefore may be drawn from this Section 1.1(d) for any purpose.

SECTION 1.2 Company Actions.

(a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors, at a meeting duly called and held on November 11, 2002, has duly and by unanimous vote adopted resolutions approving the Offer, the Merger, this Agreement and the Tender and Voting Agreement and the other transactions contemplated hereby and thereby (collectively, the “Transactions”), determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company’s shareholders and recommending acceptance of the Offer, adoption of this Agreement and approval of the Merger by the shareholders of the Company, (ii) the Company has taken all necessary action to ensure that the provisions of any Pennsylvania anti-takeover statute, rule or regulation that may be applicable to the Transactions (including the restrictions contained in Sections 2538 through 2588, inclusive, of the Pennsylvania Business Corporation Law (the “PBCL”)) will not apply to the Transactions; and (iii) J.P. Morgan Securities Inc. has delivered to the Company’s Board of Directors its opinion (the “Fairness Opinion”), dated as of the date hereof, that the Common Stock Price to be received by the Company’s shareholders is fair, from a financial point of view, to such shareholders and a complete and correct copy of such opinion has been delivered by the Company to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company’s Board of Directors described in this Section 1.2. The Company has been advised that all of its directors and executive officers intend either to tender their shares of Company Common Stock pursuant to the Offer or (solely in the case of directors or officers who would as a result of such tender incur liability under Section 16 (b) of the Exchange Act) to vote in favor of the Merger.

(b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which shall comply in all material respects with the provisions of applicable federal securities laws, and shall contain the recommendations of the Company’s Board of Directors in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 to the Company’s shareholders as required by Rule 14d-9 promulgated under the Exchange Act and shall mail such Schedule 14D-9 together with the Offer Documents. The Company shall deliver the proposed forms of the Schedule 14D-9 to Parent as far in advance of the commencement of the Offer and the filing of any amendments or supplements thereto, and exhibits thereto, as is reasonably practicable, but in all events far enough in advance to permit a reasonably expeditious review and comment by Parent and its counsel. The Company shall provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s shareholders, as and to the extent required by applicable federal securities laws.

(c) Prior to the commencement of the Offer, the Company shall deliver an offer to purchase in accordance with Section 9.7 of the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of August 1, 1996, as amended November 14, 2001, by and between the Company and several insurance companies, which notice shall set forth a Proposed Purchase Date (as defined in the Note Purchase Agreement) determined by Parent; provided that such date is permitted under the Note Purchase Agreement.

SECTION 1.3 Shareholder Lists. In connection with the Offer, the Company shall promptly furnish to, or cause to be furnished to, Parent and Subsidiary mailing labels, security position listings, a list of non-objecting beneficial owners and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those holders becoming record holders subsequent to such date (to the extent available), together with all other relevant, material information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock and shall furnish Parent and Subsidiary with such additional information and assistance as Parent, Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Subsidiary shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

SECTION 1.4 Directors; Section 14(f).

(a) Promptly upon the acceptance for payment of and payment for not less than a majority of the Fully Diluted Shares of Company Common Stock by Subsidiary or any of its affiliates pursuant to the Offer, Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to any increase in the size of such Board pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Subsidiary and its affiliates (including shares of Company Common Stock so accepted for payment and purchased) bears to the number of shares of Company Common Stock then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such shares of Company Common Stock the Company shall, upon request of Parent or Subsidiary and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use commercially reasonable efforts to promptly either increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Subsidiary to be so elected or appointed to the Company’s Board of Directors, and, subject to applicable law, the Company shall take all actions available to the Company to cause such designees of Subsidiary to be so elected or appointed. At such time, the Company shall, if requested by Parent and subject to applicable law and the rules of the New York Stock Exchange, also take all commercially reasonable action necessary to cause persons designated by Subsidiary to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of (i) each committee of the Company’s Board of Directors, (ii) each Board of Directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Subject to applicable law and the rules of the New York Stock Exchange, the Company shall promptly take all action reasonably requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent’s request upon reasonable advance notice, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of the Company) as is necessary to enable Subsidiary’s designees to be elected to the Company’s Board of Directors. The designees of Subsidiary elected to the Company’s Board of Directors shall not be entitled to participate in the Company’s Non-Employee Directors’ Compensation Plan or its 1994 Non-Employee Directors’ Stock Option Plan.

(b) The Company shall use commercially reasonable efforts to ensure that, if Subsidiary’s designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times before the Effective Time (as defined in Section 2.2), at least two directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company, Parent, Subsidiary or any of their affiliates (it being understood that for purposes of this sentence, a director (including, without limitation, the Chairman of the Board of Directors) of the Company shall not be deemed an affiliate of the Company solely as a result of his or her status as a director of Company) (the “Current Independent Directors”); and provided further, that, (i) if the number of Current Independent Directors serving on the Board of Directors of the Company shall be reduced below two for any reason whatsoever (including, without limitation, by a director’s refusing or failing to serve), the remaining Current Independent Director serving on the Board of Directors may designate another Current Independent Director to fill such vacancy, (ii) if no Current Independent Directors then remain on the Board of Directors of the Company, the other directors shall designate two other Current Independent Directors to fill such vacancies, and (iii) if notwithstanding the foregoing, no Current Independent Directors are on the Board of Directors of the Company, the other directors may designate two other persons to fill such vacancies who shall not be officers or affiliates of the Company, Parent, Subsidiary or any of their respective affiliates (each a “New Independent Director” and together with the Current Independent Directors, the “Independent Directors”). Subject to applicable law, the Company shall promptly take all action reasonably requested by Parent necessary to effect any such election, including furnishing the information required by

Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of Company.

(c) Prior to the Effective Time and from and after the time that Subsidiary’s designees constitute a majority of the Company’s Board of Directors, if applicable: (i) any amendment or any termination of this Agreement by the Company; (ii) any extension of time for performance of any of the obligations of Parent or Subsidiary hereunder; (iii) any waiver by the Company of any condition or any of its rights hereunder; or (iv) any amendment of the articles of incorporation or bylaws of the Company that is adverse to the interests of the Company’s shareholders; must, in each case, be approved or effected only by the action of a majority of the Independent Directors of the Company, which action shall be deemed to constitute the action of the full Board of Directors of the Company (and any committee specifically designated by the Board of Directors of the Company) to approve the actions contemplated hereby; provided, that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company, unless one or more Independent Directors have been designated pursuant to Section 1.4(b) and, as a result of the Parent’s or Subsidiary’s failure to comply with its obligations hereunder, such persons have not been elected.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time Subsidiary shall be merged with and into the Company in accordance with the PBCL, and the separate existence of Subsidiary shall thereupon cease. The Company shall continue its existence under the laws of the Commonwealth of Pennsylvania and, in its capacity as the surviving corporation in the Merger, the Company is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 2.2 Effective Time of the Merger. The Merger shall become effective at such time (the “Effective Time”) as shall be stated in a certificate of merger (or if no time shall be stated, upon the filing of such certificate), in such form as required by and executed in accordance with the PBCL, to be filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL (the “Merger Filing”). The Merger Filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article IX. The Parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the consummation of the Offer. Accordingly, the parties shall, subject to the provisions hereof and to the fiduciary duties of their respective Boards of Directors, use all commercially reasonable efforts to consummate, as soon as practicable, the Merger in accordance with Section 2.4.

SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation. To the extent expressly required by the terms of any agreement to which the Company is a party as of the date of this Agreement, the Surviving Corporation agrees, subject to the effectiveness of the Merger, to assume and be bound by the Company’s obligations thereunder.

SECTION 2.4 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer, and, to the extent required by the PBCL, after the Company Shareholders’ Approval (as defined in Section 7.1(d)) has been obtained, the Company and Subsidiary (or Parent if appropriate) shall execute and file the Merger Filing, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. At a time before the filing referred to in this Section 2.4, a closing (the “Closing”) will be held at a location mutually agreeable to Parent and the Company to confirm the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

THE SURVIVING AND PARENT CORPORATIONS

SECTION 3.1 Articles of Incorporation. The articles of incorporation of the Company as in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation as of the Effective Time, and (subject to Section 8.4) thereafter may be amended in accordance with their terms and as provided in the PBCL.

SECTION 3.2 Bylaws. The bylaws of Subsidiary as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time (subject to Section 8.4) and (subject to Section 8.4) thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the PBCL.

SECTION 3.3 Directors. The directors of Subsidiary in office immediately before the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 3.4 Officers. The officers of the Company in office immediately before the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

SECTION 4.1 Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

(a) each share of Company Common Stock (other than shares canceled pursuant to Section 4.1(b) and any Dissenting Shares (as defined in Section 4.7) shall be converted into the right to receive the Common Stock Price or any higher price that may be paid for shares of Company Common Stock pursuant to the Offer (the “Merger Consideration”), payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 4.3, less any required withholding taxes; and

(b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately before the Effective Time shall be canceled and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Time.

SECTION 4.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary (“Subsidiary Common Stock”) shall be converted into one common share, par value $.10 per share, of the Surviving Corporation.

SECTION 4.3 Surrender of Certificates.

(a) At a time before the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (“Paying Agent”), and before the Effective Time, Parent shall, or shall cause Subsidiary to, transfer to the Paying Agent cash in the amounts necessary for the payment in full of the Merger Consideration as provided in Section 4.1 upon surrender of certificates formerly representing shares of Company Common Stock in the manner described in Section 4.3(b). Funds transferred to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds transferred to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b) Within three business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) (i) a letter of transmittal in customary form approved by the Company prior to the Closing (such approval not to be unreasonably withheld), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Certificates shall thereupon be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented thereby, in accordance with Section 4.1, and the Company Certificates so surrendered shall be canceled. No interest shall be paid or accrued, upon the surrender of the Company Certificates, for the benefit of holders of the Certificates on any Merger Consideration.

(c) At any time following the date which is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, subject to applicable abandoned property, escheat and similar laws, each holder of a Company Certificate may, solely as a general creditor, surrender such Company Certificate to the Surviving Corporation, for the payment of their claim for the Merger Consideration, without any interest thereon. None of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Company Certificates shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with this Article IV.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article IV. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

SECTION 4.4 Tax Withholding. Parent (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the

Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

SECTION 4.5 Closing of the Company’s Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately before the Effective Time shall thereafter be made.

SECTION 4.6 Options and Stock Grants.

(a) Before the Effective Time, the Company shall take such actions as are necessary to cause all options to acquire shares of Company Common Stock outstanding under the Company’s stock option plans and other arrangements (each, an “Option”, and collectively, the “Options”) to become immediately exercisable in full, and to cause each outstanding grant to acquire shares of Company Common Stock under the Company’s stock grant plans and other arrangements (each, a “Stock Grant,” and collectively, the “Stock Grants”) to vest to the extent of 50% of the shares of Company Common Stock subject to each such Stock Grant. At the Effective Time, each Option then outstanding shall be cancelled, and each holder thereof shall be entitled to receive therefor a payment in cash (subject to any applicable withholding taxes) equal to the aggregate amount, if any, by which the Merger Consideration for the total number of shares of the Company Common Stock subject to such Option exceeds the aggregate exercise price under the Option. Such cash payment shall be paid as soon as practicable after the Effective Time. At the Effective Time, the vested shares of Company Common Stock issuable under Stock Grants then outstanding which have not theretofore been issued shall be converted into the right to receive the Merger Consideration with respect to such unissued shares, payable as provided in Section 4.1(a) and each unvested Stock Grant and the shares subject to such unvested grants shall be terminated. If the exercise price of any Option is more than the Merger Consideration, then at the Effective Time such Option shall be cancelled and the Option holder will be entitled to no consideration in respect of such Option. The Company shall take all necessary actions to effect the foregoing, to terminate the Company’s stock option and stock grant plans and similar arrangements and to ensure that all Options are cancelled and all unvested Stock Grants and the shares subject to such unvested grants terminated on or before the Effective Time.

(b) The Company shall take such actions (including, without limitation, giving requisite notices to holders of Options and Stock Grants advising them of such accelerated exercisability and vesting, and the right of Option holders to obtain payment for their Options) as are necessary to cause such acceleration and to fully advise holders of Options and Stock Grants of their rights including, but not limited to, notice of cancellation at least twenty-one days prior to the cancellation of any awards under the (i) 1983 Stock Option Plan and (ii) 1993 Stock Option and Stock Grant Plan, and at least ten days notice of cancellation under the 1994 Directors Stock Option Plan and 1997 Non-Employee Directors Compensation Plan prior to such cancellation. The Company shall provide such notices to the Parent at least three days prior to the date the notices must be provided to recipients under each of the foregoing stock option and stock grant plans, so that Parent may review and comment on such notices. From and after the Effective Time, other than as expressly set forth in this Section 4.6, no holder of an Option or Stock Grant shall have any other rights in respect thereof.

(c) The Company shall take such actions as are necessary to cause the termination, prior to the Effective Time, of any right to invest in or otherwise acquire shares of Company Common Stock pursuant to the Hunt Corporation Savings Plan.

SECTION 4.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Shareholder (as defined below) (“Dissenting Shares”) shall not be converted into the Merger Consideration but shall, solely to the extent required by the PBCL, become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that each share of Company Common Stock outstanding immediately before the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, effectively withdraws or loses his or her dissenters rights, pursuant to the PBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. As used in this Agreement, the term (“Dissenting Shareholder”) means any record holder or beneficial owner of shares of Company Common Stock who is statutorily entitled to exercise appraisal rights and who duly complies with all provisions of the PBCL (including all provisions of Sections 1574 and 1575 of the PBCL) concerning the right of holders of Company Common Stock to dissent from the Merger and seek appraisal of their shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the PBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the PBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to dissenters rights under the PBCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld or delayed), make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Subsidiary as follows:

SECTION 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” means any change, event, circumstance or effect, individually or when aggregated with other such changes, events, circumstances or effects, (i) that is or may reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) that materially impairs the ability of the Company to perform its material obligations under this Agreement or the consummation of the Transactions; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the Company’s stock price or trading volume, in and of itself; (b) any change, event, circumstance or effect that results from (i) changes in or affecting the industry in which the Company operates generally, which change, event, circumstance or effect does not disproportionately affect the Company in any material respect (ii) changes affecting the United States economy generally, or (iii) the public announcement or pendency of the Offer, the Merger or the other Transactions, in and of themselves, or (c) the failure of the Company to meet any projections with respect to its businesses or performance, in and of itself, for any period ending after the date of this Agreement. True, accurate and complete copies of the Company’s articles of incorporation and bylaws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Parent.

SECTION 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.10 per share (“Company Preferred Stock”). As of the close of business on November 8, 2002, (i) 8,981,871 shares of Company Common Stock (including, for these purposes, vested Stock Grants, other than those to be vested pursuant to Section 4.6) were issued and outstanding, all of which are validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 7,170,451 shares of Company Common Stock were held in the treasury of the Company and are not outstanding, (iv) no shares of Company Preferred Stock were held in the treasury of the Company, and (v) 1,683,798 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and the vesting of outstanding stock grants under the stock option and grant plans of the Company. Since the close of business on November 8, 2002, except for the issuance of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of the close of business on November 8, 2002 or the vesting of Stock Grants, in each case as disclosed on Schedule 5.2 of the Company’s disclosure schedule dated as of the date of this Agreement (the “Company Disclosure Schedule”), the Company has not issued or agreed to issue any shares of Company Common Stock, shares of Company Preferred Stock, Stock Options, Stock Rights or Stock Grants.

(b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(c) Except as disclosed in Schedule 5.2(a) of the Company Disclosure Schedule, as of the close of business on November 8, 2002, there were no outstanding subscriptions, options, grants, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment (collectively, “Stock Rights”). Except as otherwise contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Company Common Stock constitutes the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Exchange Act. Schedule 5.2 of the Company Disclosure Schedule sets forth as of the close of business on November 8, 2002, with respect to Stock Grants and Options, in the aggregate for each type of grant (i.e., Option or Stock Grant), the total number of shares (or shares subject to an Option) (“Award Shares”) awarded, the number of vested Award Shares, the number of Award Shares that will accelerate under Section 4.6(a) or the terms of the applicable Stock Grant or Option award, and the exercise prices for the Options.

SECTION 5.3 Subsidiaries. The only subsidiaries of the Company are those set forth in Schedule 5.3 of the Company Disclosure Schedule, which denotes whether each such subsidiary is active. Each direct and indirect subsidiary of the Company is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each such subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No subsidiary not identified as an active subsidiary in Schedule 5.3 of the Company Disclosure Schedule has any material assets or liabilities. All of the outstanding shares of capital stock of each corporate subsidiary of the

Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, adverse rights and security interests whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock of or interest in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest of any corporation, partnership, limited partnership, limited liability company, joint venture or other entity, other than incidental investments and interests that are not, individually or in the aggregate, material in amount or significance. Except for the capital stock of other subsidiaries of the Company, each subsidiary of the Company does not own, directly or indirectly, any capital stock or other ownership interest of any corporation, partnership, limited partnership, limited liability company, joint venture or other entity, other than incidental investments and interests that are not, individually or in the aggregate, material in amount or significance. Except as set forth in Schedule 5.3 of the Company’s Disclosure Schedule, the Company has made available to Parent complete and correct copies of the Charter and Bylaws or other organizational documents of the Company’s subsidiaries. As used in this Agreement, the term “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and the term “subsidiary” (written without capitalization) means, when used with reference to any non-natural Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either acting alone or together with its other subsidiaries) owns or controls, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity. The Company’s subsidiaries do not own, directly or indirectly, any shares of Company Common Stock.

SECTION 5.4 Authority; Non-Contravention; Approvals.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Shareholders’ Approval, if required, with respect to the Merger, to consummate the Transactions. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders’ Approval, if required, with respect to the Merger, the consummation by the Company of the Transactions. The only vote of holders of any class or series of capital stock of the Company or any of its subsidiaries necessary to adopt and approve this Agreement and the Merger is the adoption and approval of this Agreement and the Merger by the holders of a majority of the total number of outstanding shares of Company Common Stock entitled to vote at the Shareholder Meeting (the “Company Shareholders’ Approval”). The affirmative vote of the holders of any capital stock or other securities (or any separate class thereof) of the Company or any of its subsidiaries, or any of them, is not necessary to consummate the Offer, the Merger or any transaction contemplated by this Agreement other than as set forth in the preceding sentence. Notwithstanding the foregoing, if Subsidiary shall acquire 80% or more of the then outstanding shares of Company Common Stock, the Subsidiary may, without a meeting of the shareholders of the Company and, provided that the requirements of Section 1924(b)(1) of the PBCL (including, without limitation, adoption by the board of directors of Subsidiary of a short-form plan of merger in accordance with the PBCL and consistent with the terms of the Merger) are otherwise satisfied, effect the Merger. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other Transactions will not violate, conflict with or result in any violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under (i) the respective articles (or certificates) of incorporation or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental or regulatory body, agency or authority (a “Governmental Authority”) or court applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) except as disclosed on Schedule 5.4(b)(iii) of the Company Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound or affected; subject in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (before the Effective Time) the Company Required Statutory Approvals (as defined below) and the Company Shareholders’ Approval, if required. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) required filings pursuant to the Exchange Act and filings as may be required under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities or blue sky laws or state takeover laws, (iii) the filing of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company subsidiary is qualified to do business, (iv) filings with the New York Stock Exchange, (v) the making of the Merger Filing with the Department of State of the Commonwealth of Pennsylvania in connection with the Merger, and (vi) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (vi) are collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.5 Reports and Financial Statements.

(a) Since December 2, 1998, the Company has timely filed with the SEC all forms, statements, reports and documents (including all exhibits and supplements thereto) required to be filed by it under the Exchange Act and the respective rules and regulations promulgated thereunder (collectively, the “Company SEC Reports”) (all such documents filed prior to the date of this Agreement, are collectively referred to as the “Filed Company SEC Reports”), all of which, as amended (if applicable), complied when filed in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company has previously delivered or made available to Parent copies (including all exhibits, post-effective amendments and supplements thereto) of all the Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports (and the notes thereto) (collectively, the “Company Financial Statements”) have been prepared from the books and records of the Company in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated therein or in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (except, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC) and complied when filed as to form in all material respects with all applicable accounting requirements and rules and regulations of the SEC with respect thereto (including, without limitation, from and after the effective time of its applicability, the furnishing of any certification under the Sarbanes-Oxley Act of 2002). The Company has delivered to Parent an interim standard gross sales report for the Company and its subsidiaries for the two fiscal months ended October 27, 2002 and a consolidated balance sheet for the Company and its subsidiaries as of October 27, 2002 (together, the “Interim Financial Report”). The Interim Financial Report (i) has not been prepared in accordance with GAAP, but is a report prepared for management in the ordinary course of business and is prepared in a manner consistent with past practice, and (ii) and reflects the information contained in the books and records of the Company and its subsidiaries as of such date.

(b) As of the date of this Agreement, except as set forth in Schedule 5.5(b) of the Company Disclosure Schedule, or filed as an exhibit to (or incorporated by reference in) the Company’s most recent annual report on Form 10-K or subsequent filings prior to the date of this Agreement on Forms 10-Q or 8-K, neither the Company nor any of its subsidiaries is a party to or bound by (i) except as disclosed on Schedule 5.5(b)(i) of the Company Disclosure Schedule, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (ii) except as disclosed on Schedule 5.5(b)(ii) of the Company Disclosure Schedule, any non-competition agreement or any other similar agreement or arrangement that limits the Company or any of its subsidiaries or any of their respective affiliates from engaging or competing in any material line of business in any geographic area.

(c) As used herein, the “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any of such Person’s executive officers and the officers of such Person having primary responsibility for such matter.

(d) As of October 27, 2002, (i) the cash and cash equivalents held by the Company and its subsidiaries were not less than $33,499,000 and (ii) the Indebtedness (as defined below) of the Company and its subsidiaries was not more than $22,000,000. As of November 8, 2002, the Company had short-term liquid investments of not less than $31,000,000. “Indebtedness” shall mean, without duplication, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) capitalized lease obligations, (iii) all obligations to pay deferred purchase price of property or service excluding trade accounts payables in the ordinary course of business, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (v) all obligations evidenced by notes, bonds, debentures or similar instruments and (vi) guarantees of any such indebtedness of any other Person.

SECTION 5.6 Absence of Undisclosed Liabilities. Except as disclosed in the Filed Company SEC Reports and except as disclosed on Schedule 5.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) were incurred after August 28, 2002 in the ordinary course of business, consistent with past practices, and (b) liabilities, obligations or contingencies which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.7 Absence of Certain Changes or Events. Since August 28, 2002 there has not been any Company Material Adverse Effect. Except as contemplated by the Agreement or as disclosed on Schedule 5.7 of the Company Disclosure Schedule, since August 28, 2002, the Company and its subsidiaries have not taken any action (i) which, if taken after the date of this Agreement, would require Parent’s consent under Section 7.2(a) or (ii) granting to or amending any existing agreements with officers of the Company which provide for severance, bonuses, termination pay or acceleration of pay or other benefits as a result of the execution of this Agreement or the consummation of any of the Transactions.

SECTION 5.8 Litigation. Except as specifically described in the Filed Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or any of their respective directors or officers (in their capacity as such), before any court or Governmental Authority, or any arbitrator that (i) seek to restrain the consummation of the Merger or the Transactions or (ii) which if adversely determined could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specifically described in the Filed Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or Governmental Authority or any arbitrator which prohibits or restricts the consummation of the Transactions or has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specifically described in the Filed Company SEC Reports or set forth in Schedule 5.8 of the Company Disclosure Schedule, as of the date of this Agreement, there are no material (i) claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or any of their respective directors or officers (in their capacity as such), before any court or Governmental Authority, or any arbitrator or (ii) judgments, decrees, injunctions, rules or orders of any court or Governmental Authority or any arbitrator.

SECTION 5.9 Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 7.1(d)), if required under applicable law, will, at the time of its mailing, or at the time of the Shareholders Meeting (as defined in Section 7.1(d)), if required under applicable law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its subsidiaries for inclusion or incorporation by reference therein. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that is legally required to be set forth in a supplement to the Proxy Statement, the Company will promptly inform Parent and Subsidiary and prepare file and disseminate such supplement as may be required under applicable law.

SECTION 5.10 Offer Documents; Schedule 14D-9. Neither (a) the information provided by the Company for inclusion or incorporation by reference in the Offer Documents, (b) any information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the “Information Statement”), (c) the Schedule 14D-9, nor (d) any other document required to be filed by the Company with the SEC in connection with the Transactions, at the respective times the Offer Documents, the Information Statement, or the Schedule 14D-9 or other such documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Information Statement, the Schedule 14D-9 and any other such required document, in each case as of the date of mailing, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by Parent or any of its subsidiaries for inclusion or incorporation by reference therein.

SECTION 5.11 No Violation of Law. Except as specifically disclosed in the Filed Company SEC Reports and except for violations which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 2, 1998, (a) neither the Company nor any of its subsidiaries have been in violation of or has been charged with any violation of any applicable provisions of any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, and (b) to the Company’s Knowledge, neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of (i) Section 30A of the Exchange Act or (ii) Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or (iii) any other applicable foreign, federal or state law. The Company and its subsidiaries have all permits, licenses, approvals, and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for permits, licenses, approvals, authorizations, consents and approvals the absence of which have not had and could not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits in all material respects.

SECTION 5.12 Contracts. Schedule 5.12 of the Company Disclosure Schedule lists, all oral or written contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments, other than Benefit Plans, and any contracts heretofore filed as an exhibit to the Company’s most recent Form 10-K and subsequent filings on Forms 10-Q or 8-K prior to date of this Agreement, that exist as of the date of this Agreement to which the Company or any of its subsidiaries is a party or by which it or its subsidiaries is bound and which fall within any of the following categories:

(a) any material joint venture or partnership agreement,

(b) any agreement containing covenants purporting to limit in any material respect the freedom of the Company or any of its subsidiaries to hire any group of individuals,

(c) any agreement which after the consummation of any of the Transactions would have the effect of limiting in any material respect the freedom of Parent or any of its subsidiaries to compete in any material line of business in any geographic area or to hire any group of individuals,

(d) any agreement which is not terminable by the Company or a subsidiary (which is a party thereto) without payment of premium or penalty on less than 60 days notice and which contains outstanding minimum annual purchase commitments in excess of $500,000,

(e) any agreement relating to any outstanding commitment for capital expenditures that is in excess of the proposed capital expenditures set forth in the Capital Spending Budget for Fiscal Year 2002 previously made available to the Parent,

(f) any indenture, mortgage, promissory note, loan agreement or guarantee of borrowed money, letter of credit or other agreement or instrument of the Company or any of its subsidiaries or any commitment for the borrowing by the Company or any of its subsidiaries of amounts in excess of $500,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its subsidiaries with an aggregate value in excess of $500,000, in each case, other than indebtedness for purchases of tangible assets incurred in the ordinary course of business and secured by purchase money security interests,

(g) any agreement providing for “earn-outs,” or other contingent payments by the Company or its subsidiaries with remaining payments in excess of $500,000,

(h) any agreement providing for payments of royalties by the Company in excess of $500,000 per year.

(i) any agreement associated with off balance sheet financing, including but not limited to arrangements for the sale of receivables,

(j) any agreement between the Company or any of its subsidiaries and customers involving annual payments of more than $500,000, other than purchase orders or similar short-term sales agreements entered into in the ordinary course of business,

(k) any Material License (as defined in Section 5.18),

(l) any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into since December 2, 1998 where the consideration in any individual transaction exceeds $500,000, or

(m) any agreement with respect to which a change in the ownership (whether directly or indirectly) of shares of Company Common Stock or the composition of the Board of Directors of the Company would trigger an obligation on behalf of the Company or any of its subsidiaries to make payment in excess of $250,000 (individually or in the aggregate for all such agreements) to any third party.

The foregoing oral or written contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments, together with those contracts and agreements described in Section 5.5(b), are collectively referred to herein as “Contracts.” All Contracts to which the Company or any subsidiary is a party or by which it is bound are valid and binding obligations of the

Company or such subsidiary and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto except Contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract except such violations or defaults under or terminations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true and correct copies of the Contracts.

SECTION 5.13 Taxes.

(a) Except as set forth in Schedule 5.13 of the Company Disclosure Schedule, the Company and its subsidiaries have timely filed with the appropriate Governmental Authorities all Tax Returns (as defined in Section 5.13(c)) required to be filed by them for all periods ending on or before the date of this Agreement, other than those Tax Returns the failure of which to file have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Tax Returns are true, complete and correct in all material respects. The Company and its subsidiaries have timely paid in full, or made adequate reserves in the most recent Company Financial Statements in accordance with GAAP, for the payment of, all federal and material state Taxes for all past and current periods reflected therein. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency, assessment or any other notice or claim from the United States Internal Revenue Service or any other Governmental Authority with respect to Taxes of the Company or any of its subsidiaries other than such which have not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no liens for Taxes upon the assets of the Company or its subsidiaries that could reasonably be expected to result in a Company Material Adverse Effect except for liens for Taxes not yet due and payable. No Governmental Authority with respect to which the Company or any of its subsidiaries does not file Tax Returns has claimed in writing that the Company or any of its subsidiaries is, or may be, subject to taxation in a material amount by that jurisdiction.

(b) For purposes of this Agreement, the term “Taxes” means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts of any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

(c) For purposes of this Agreement, the term “Tax Return” means any return, report or other document required to be supplied to a Governmental Authority in connection with Taxes.

SECTION 5.14 Employee Benefit Plans; ERISA.

(a) For purposes of this Agreement, (i) “Company Plan” means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plan”); (y) each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) (“Welfare Plan”) maintained, contributed to or required to be contributed to by the Company and any of its ERISA Affiliates, and (z) each stock option, stock purchase, stock appreciation right and stock based plan and each deferred compensation, severance, change-in-control, incentive and bonus plan, program, contract or agreement, whether funded or unfunded, written or unwritten, subject to ERISA or exempt, maintained by the Company or any ERISA Affiliate (as such term is defined below) for the benefit of current or former employees or current or former directors of the Company; and (ii) “ERISA Affiliate” means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA. Company Plans shall include any plans, programs or arrangements maintained outside the United States (“Foreign Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all current plan documents, trust agreements, summaries of insurance contracts and other funding vehicles, and amendments thereto; (ii) all Form 5500 series forms for the most recently ended plan year (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan for which such filing is required; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; (iv) the most recent IRS determination letter for each Pension Plan which is intended to be qualified under Section 401(a) of the Code (and any current or pending application with respect to any Pension Plan); and (v) the most recent actuarial report for all Pension Plans requiring actuarial valuation.

(c) All contributions to and payments from any Company Plan which may have been required in accordance with its terms and, when applicable, Section 302 of ERISA or Section 412 of the Code (or with respect to Foreign Plans, the applicable foreign jurisdiction), have been timely made. No Pension Plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or to Section 412 of the Code has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code and no funding deficiency has been waived within the meaning of Section 303 of ERISA or Section 412 of the Code, and the funding method used in connection with each such Pension Plan is acceptable under current IRS guidelines and the actuarial assumptions used in connection with funding each such Pension Plan are reasonable.

(d) The PBGC has not instituted proceedings to terminate any Company Plan or to appoint a trustee or administrator of any such Company Plan, and no circumstances exist that constitute grounds under Title IV of ERISA for any such proceeding. There has been no “reportable event” within the meaning of Section 4043 of ERISA that has not been fully and accurately reported in a timely fashion, as and, if required, or which, whether or not reported, would authorize the PBGC to institute termination proceedings with respect to any Company Plan. No material liability under Title IV of ERISA has been incurred or is expected to be incurred that could result in liability to any Company Plan, the Company, any ERISA Affiliate, the Parent or the Subsidiary, other than for premiums pursuant to Section 4007 of ERISA that are not yet due. Set forth in Schedule 5.14(d) of the Company Disclosure Schedule is an estimate of the unfunded liabilities and projected costs, as of the respective determination dates specified therein, of each of the Company Plans. Unfunded liabilities include, but are not limited to, (1) the excess of the liabilities, determined using both the accumulated benefit obligation and projected benefit obligation methodology of Statement of Financial Accounting Standards No. 87, of any Pension Plan subject to Title IV of ERISA over the fair market value of such Pension Plan’s assets (2) the amount of any unfunded deferred compensation, including, without limitation the present value, based on the methods and assumptions described in (1) of a Company Plan described in Section 201(2) of ERISA and (3) the actuarially determined present value of any obligation to provide retiree medical or life insurance benefits. For the purposes of this Section 5.14(d) unfunded liabilities and projected costs have been determined by the Company and its actuaries using actuarial methods and assumptions that are, individually and in the aggregate, reasonable taking into account circumstances known to them as of the date of such determination, specifically including assumptions as to mortality and expected retirement ages, and, except as adjusted to satisfy the requirements that such assumptions be reasonable, consistent with prior practice. Projected costs include all legally required contributions to any such plans, plus the reasonably estimated ongoing costs of providing the annual benefits payable under any such Company Plans on the assumption those plans remain in effect in accordance with their terms.

(e) Neither the Company nor any of its ERISA Affiliates, currently maintains or has, within the previous six years, maintained, been obligated to contribute to or incurred any material liability that remains unsatisfied as of the date of this Agreement with respect to any multiemployer plan, as defined in Section 3(37) of ERISA.

(f) Except as set forth in Schedule 5.14(f) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or legally binding agreement to maintain or contribute to any Company Plan.

(g) Each Company Plan (i) except as set forth in Schedule 5.14(g) of the Company Disclosure Schedule, has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; (ii) which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes; and (iii) may, except as set forth in Schedule 5.14(g) of the Company Disclosure Schedule, without liability, be amended, terminated or otherwise discontinued, except as specifically prohibited by federal law.

(h) With respect to each Company Plan, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; (ii) the Company has made or provided for all contributions required under the material terms of such Company Plans and any applicable laws for all periods through the Closing Date; and (iii) there have been no “prohibited transactions” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) for which a statutory, administrative, or regulatory exemption is not available.

(i) Except as set forth in Section 4.6 with respect to Options and Stock Grants, in the Change in Control Agreements provided pursuant to Section 5.14(a) and in Schedule 5.14(i) of the Company Disclosure Schedule, no Company Plan provides material benefits, payments or other remuneration to any employee, director, former employee or former director, including, without limitation, death or medical benefits, upon a change of control, or beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Except as set forth in Schedule 5.14(i) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any material liability to any current or former employee with respect to any material employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(j) The Company and each ERISA Affiliate and each of the Foreign Plans are in compliance in all material respects with the provisions of the laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent such laws are applicable to the Foreign Plans. All material reports, returns and similar documents with respect to any Foreign Plan required to be filed with any government agency or distributed to any Foreign Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 5.14(d) of the Company Disclosure Schedule, the assets of each of the Foreign Plans (which is an employee pension benefit plan as defined in Section 3(2) of ERISA or otherwise provides retirement, medical or life insurance benefits following retirement) are at least equal to the liabilities of such plans and the Parent or Subsidiary will incur no material liability with respect to any Foreign Plan (or any Foreign Plan previously terminated or transferred to another entity) with respect to service thereunder performed before the Effective Time.

SECTION 5.15 Labor Controversies. There are no controversies pending or, to the Knowledge of the Company, threatened between the Company or its subsidiaries and any of their respective employees, except for such controversies which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 5.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no Knowledge of any current strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

SECTION 5.16 Environmental Matters.

(a) Each of the Company and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of human health and the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and worker health and safety (collectively, “Environmental Laws”), except for possible non-compliance that has not had and could not reasonably be expected to, individually or in the aggregate, result in liabilities, losses, damages, claims, costs or expenses of or in excess of $5,000,000 (a “Material Environmental Condition”), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material Permits required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither the Company nor its subsidiaries have received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that is unresolved, or for which payment or other performance is still pending, and which could reasonably be expected to, individually or in the aggregate, have a Material Environmental Condition.

(b) No hazardous, toxic or polluting substance, material or waste, including, without limitation, petroleum or fractions thereof, polychlorinated biphenyls, asbestos or asbestos-containing materials, and radioactive materials (“Hazardous Substances”) have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released”) at any property now or formerly owned, operated or leased by the Company or its subsidiaries or any of their predecessors during or prior to the ownership, operation, or leasehold of any such property except for such Releases that have not and could not reasonably be expected to require investigation, remediation or other response action under applicable Environmental Laws or constitute a violation of Environmental Laws, in either case, that individually or in the aggregate could reasonably be expected to have a Material Environmental Condition. No asbestos, asbestos-containing materials or polychlorinated biphenyls was present at the time of ownership, operation or leasehold at any property now or formerly owned, operated or leased by the Company or its subsidiaries or any of their predecessors in the ownership, operation, or leasehold of any such property in violation of Environmental Laws or which requires abatement, removal, retrofilling or other investigation or remediation under Environmental Laws, except where any such presence could not, individually or in the aggregate, reasonably be expected to have a Material Environmental Condition. No Hazardous Substances managed, used, generated, treated, manufactured, processed, handled, stored, recycled, transported, disposed or Released by the Company or its subsidiaries or any of their predecessors in the ownership, operation, or leasehold of any such property has come to be located at any site listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response and Liability Act, or any similar list maintained by any Governmental Authority which requires investigation, remediation or other response actions under applicable Environmental Laws, except to the extent such matters have not and could not reasonably be expected to have, individually or in the aggregate, a Material Environmental Condition. For such environmental matters, including liability under and violations of Environmental Laws, for which the Company and its subsidiaries are required to establish accounting reserves, the reserves established by the Company and its subsidiaries are sufficient as required by GAAP, except where the failure to so reserve has not and could not reasonably be expected to, individually or in the aggregate, result in additional liabilities, losses, damages, claims, costs or expenses of $1,000,000 or more above such reserves. The Company and its subsidiaries have not retained or assumed by written contract any material monetary liability or responsibility of another party for any environmental matters including liability under or violations of Environmental Laws other than, in each case, liabilities or responsibilities that could not, individually or in the aggregate, have a Material Environmental Condition. The Company has heretofore made available to Parent all material written environmental inspections, studies, audits, and tests in the Company’s possession, custody or control related to any property or business now or previously owned, operated or leased by Company and its subsidiaries.

(c) Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.16 constitute the sole representation and warranties of the Company with respect to any Environmental Law, Environmental Claim or Hazardous Substance.

SECTION 5.17 Title to Assets. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good and valid title to all its material leasehold interests and other material assets and properties (real, personal or intangible) reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances, except (a) liens for current taxes, payments of which are not yet delinquent, (b) liens consisting of zoning or planning restrictions, minor utility and municipal easements, permits and other restrictions or limitations on the use of real property, irregularities, imperfections in title, or other easements and encumbrances, if any, as do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), and (c) as disclosed in the Filed Company SEC Reports. Schedule 5.17 of the Company Disclosure Schedule sets forth the addresses of all real property owned by the Company or its subsidiaries. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures under such leases which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The material machinery and equipment owned or leased by the Company and its subsidiaries is, in the aggregate, (i) suitable for the uses for which it is currently employed and (ii) in operating condition (except for ordinary wear and tear).

SECTION 5.18 Intellectual Property; Software.

(a) To the Knowledge of the Company, each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use (in each case, free and clear of all material liens and encumbrances) all patents, patent applications, trademarks (both registered and unregistered), trade names, service marks (both registered and unregistered), copyrights (both registered and unregistered) and other proprietary intellectual property rights, computer programs and other technology that are material to the Company’s businesses. Schedule 5.18(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all patents and pending patent applications, trademarks, service marks, trade names, material copyrights (including without limitation, computer software programs), and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress and domain names (collectively “Intellectual Property”) owned or held for use by the Company or any of its subsidiaries in the conduct of its business.

(b) Schedule 5.18(b) of the Company Disclosure Schedule sets forth a list of all material licenses, sublicenses and other similar agreements (whether written or otherwise) (“Material License”) (A) pertaining to any patents, trademarks, service marks, trade names, copyrights, trade secrets, computer software (other than commercially available, off-the-shelf software applications obtained or licensed for less than $20,000.00), website design or other intellectual property used by the Company or its subsidiaries in the conduct of their business, and (B) by which the Company licenses or otherwise authorizes a third party to use the Company’s or any of its subsidiaries’ Intellectual Property. The Company is in compliance in all material respects with such agreements. Except as set forth in Schedule 5.18(b) of the Company Disclosure Schedules, the Transactions, in and of themselves, do not and will not trigger any provision under any Material License to (x) permit the termination of such agreement by the licensor; (y) permit the renegotiation of any terms, including without limitation the amount of any commission, royalty or other fee(s) payable under such agreement; or (z) restrict, in any material way, the Company’s or Surviving Corporation’s use of such intellectual property in the business subsequent to the Effective Time or the purchase of shares of Company Common Stock pursuant to the Offer. To the Knowledge of Company, the computer software and information technology systems owned, leased or licensed for use in the business do not contain any viruses, worms, or other malicious code, and any such software or systems, to the extent applicable, will consistently and accurately perform their intended functions, except to the extent that the failure of such systems to so perform could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) In each of the following cases, except for those matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the business operations of the Company and its subsidiaries do not infringe, dilute, misappropriate or otherwise violate the patents, trademarks, service marks, trade names, trade dress, copyrights (including computer software), trade secrets or other intellectual property rights of any Person; (ii) to the Knowledge of the Company, no Person is challenging or infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Company Intellectual Property; (iii) neither the Company nor any of its subsidiaries has received any written notice of any claim, demand, suit, order or proceeding that the operations of the Company or any of its subsidiaries infringe, misappropriate or otherwise violate the intellectual property rights of any Person; (iv) to its Knowledge, except as set forth in Schedule 5.18(c) of the Company Disclosure Schedule, all Company Intellectual Property is in full force and effect, is owned by the Company or its subsidiaries free and clear of all liens, encumbrances and other claims, and is not the subject of any cancellation or reexamination proceeding or any proceeding challenging their extent or validity, and if such intellectual property is of the type for which ownership is recorded, is held of record by the Company or one of its subsidiaries; and (v) to the Knowledge of the Company, none of the material trade secrets, know-how or other confidential or proprietary information of the Company has been disclosed, with the authority of the Company, to any Person unless such disclosure was appropriate in the reasonable judgment of the Company and made pursuant to an appropriate confidentiality agreement.

(d) To the Knowledge of the Company, the material information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by Company and any of its subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the business of Company and its subsidiaries perform reliably and in material conformance with the reasonable requirements of the Company. Except for scheduled or routine maintenance and unexpected or unanticipated problems, the information technology systems of Company are fully available for use in the business and, as applicable, by the customers and clients of the Company, 24 hours a day, 7 days a week. Company has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the business.

(e) To the Knowledge of the Company, the Company owns or possesses the right to use, including without limitation the right to modify and create derivative works of, the design, content, and all material intellectual property rights associated with and contained in all of the Company’s operating web sites, including without limitation http://www.hunt-corp.com and http://www.xacto.com. The Company owns all right, title and interest in or has the right to use the design and content of the web site free and clear of all claims, including without limitation claims or rights of joint owners and employees, agents, consultants or other parties involved in the development, creation, maintenance or enhancement of the web site.

SECTION 5.19 Brokers and Finders. Except for its obligation to pay fees and expenses pursuant to its agreement with J.P. Morgan Securities Inc., a copy of which has been previously furnished to Parent, the Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company or any of its subsidiaries or Parent or any of its subsidiaries to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses payable to J.P. Morgan Securities Inc., no Person is entitled to receive any investment banking, brokerage or finder’s fee, or commission in connection with this Agreement, the Offer, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

SECTION 5.20 Opinion of Financial Advisor. J.P. Morgan Securities Inc., has rendered the Fairness Opinion to the Board of Directors of the Company, it being understood and acknowledged by Parent and Subsidiary that such opinion has been rendered for the benefit of the Board of Directors of the Company and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective subsidiaries. The Company has been authorized by J.P.

Morgan Securities Inc. to permit the inclusion of reference to the Fairness Opinion in the Offer Documents and the opinion itself in the Schedule 14D-9 and the Proxy Statement.

SECTION 5.21 State Takeover Statutes. The Company has taken all action available to it to render the provisions of any Pennsylvania anti-takeover statute, rule or regulation that may be applicable to the Transactions (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to Parent, Subsidiary and their respective affiliates, and to the Offer, the Merger, the Tender and Voting Agreement and this Agreement. Except for an exemptive filing under the Pennsylvania Takeover Disclosure Law, no Pennsylvania anti-takeover statute, rule or regulation (other than Sections 1921 through 1930 of the PBCL and provisions of the PBCL generally applicable to the powers of a corporation and the duties and powers of its board of directors in a takeover context, including Sections 1502(a)(18), 1525(b), 1715 and 2513) is applicable to the Transactions, including the Merger. As a result of the foregoing actions, to the Company’s Knowledge, the only corporate action required to authorize the Merger is the Company Shareholders’ Approval and no further action is required to authorize the other Transactions.

SECTION 5.22 Affiliate Transactions. Except as disclosed in the Filed Company SEC Reports, there are no other transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 5.23 Products Liability. All written warranties made by the Company or any of its subsidiaries since October 31, 2001 are substantially similar to those provided to Parent, other than as to the duration of the warranties provided thereunder, which vary among products. Except as disclosed on Schedule 5.23(a) of the Company Disclosure Schedule, there are no existing tort claims or liabilities based in tort arising from or alleged to arise from any injury to person or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company (other than any contract claim based on standard warranty obligations made by the Company or its subsidiaries in the ordinary course of the conduct of their business to purchasers of their products), which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.24 Relationship with Customers and Suppliers. Schedule 5.24(a) of the Company Disclosure Schedule attached hereto lists the names of the 10 suppliers of the Company and its subsidiaries that accounted for the largest dollar volume of purchases by the Company and its subsidiaries for the eleven months ended October 27, 2002 (the “Major Suppliers”). Except as disclosed on Schedule 5.24(b) of the Company Disclosure Schedule, there are no suppliers of raw materials to the Company and its subsidiaries for which there are not adequate alternative suppliers of such raw materials on commercially reasonable terms. Schedule 5.24(c) of the Company Disclosure Schedule attached hereto lists the names of the 10 customers of the Company and its subsidiaries that accounted for the largest dollar volume of purchases from the Company and its subsidiaries for the eleven months ended October 27, 2002 (the “Major Customers”). To the Knowledge of the Company, except as disclosed on Schedule 5.24(d) of the Company Disclosure Schedule, during the eleven month period immediately before the date of this Agreement, no Major Customer or Major Supplier has terminated or materially reduced, or has given written or oral notice that it intends to terminate or materially reduce, the amount of business done with the Company.

SECTION 5.25 No Excess Parachute Payments; Termination Payments; Section 162(m) of the Code. Except as set forth in Schedule 5.25(a) of the Company Disclosure Schedule, any amount that will be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of either of the Company or any subsidiary who is a “disqualified individual” (as is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan will not be characterized as an “excess parachute payment” (as is defined in Section 280G(b)(1) of the Code). Except as set forth in Section 5.25(b) of the Company Disclosure Schedule, there are no payments that the Company or any of its subsidiaries, or the Surviving Corporation is or would be required to make to any of the Company’s or its subsidiaries’ current or former employees which payment is contingent upon a change of control of the Company or any of its subsidiaries or payable as a result of the transactions contemplated herein, including, without limitation, the termination of any of the Company’s or any of its subsidiaries’ employees after the Effective Time. The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any commitment, program, arrangement or understanding.

SECTION 5.26 Indemnification Claims. Other than as set forth in Schedule 5.26 of the Company Disclosure Schedule, the Company has not received written notice of any indemnification, breach of contract or similar claims by or against the Company or any of its subsidiaries which are pending or threatened (or which could be reasonably expected to be made in the future), in each case in excess of $250,000 in amount, with respect to any acquisition or disposition by the Company of any assets or businesses.

SECTION 5.27 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on November 11, 2002, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the shareholders of the Company and declared the Merger to be advisable; (ii) approved this Agreement and the Tender and Voting Agreement; and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s shareholders at the Company’s Shareholders’ Meeting.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary each represent and warrant to the Company that:

SECTION 6.1 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects, that materially impairs the ability of Parent to perform on a timely basis its obligations under this Agreement or the consummation of the Transactions. True, accurate and complete copies of each of Parent’s and Subsidiary’s articles (or certificate) of incorporation and bylaws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to the Company.

SECTION 6.2 Authority; Non-Contravention; Approvals.

(a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the Offer, the Merger and the other Transactions. This Agreement has been approved by the sole shareholder of Subsidiary and the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary does not and the consummation of the Offer and the Merger and the other Transactions will not violate, conflict with or result in violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under (i) the respective articles (or certificates) of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any law, regulation, judgment, injunction, order or decree binding on or applicable to Parent or any of its subsidiaries, except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected; subject in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (before the Effective Time) the Parent Required Statutory Approvals (as defined in Section 6.2(c)). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clause (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except for (i) the filings by Parent required by the HSR Act, (ii) required filings pursuant to the Exchange Act, and filings as may be required under the Securities Act and any applicable state securities or blue sky laws or state takeover laws, (iii) the filing of appropriate documents with the relevant authorities of other states or jurisdictions in which the Parent or any of its subsidiaries is qualified to do business, (iv) the making of the Merger Filing with the Department of State of the Commonwealth of Pennsylvania in connection with the Merger, (v) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions, and (vi) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, if applicable (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the “Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

SECTION 6.3 Proxy Statement. None of the information to be supplied by Parent or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement, if any will, at the time of its mailing or at the time of the Shareholders Meeting, if required under applicable law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its subsidiaries, officers or directors is discovered by Parent that shall be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company.

SECTION 6.4 Offer Documents; Schedule 14D-9. Neither (a) the Offer Documents, (b) any information supplied by Parent or Subsidiary in writing for inclusion or incorporation by reference in the Information Statement, (c) any information supplied by Parent or Subsidiary in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall, nor (d) any other document required to be filed with the SEC in connection with the Transactions, at the respective times the Offer Documents, the Information Statement, the Schedule 14D-9 or other such documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Information Statement, the Schedule 14D-9 and any other such required document will in each case as of the date of mailing comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Subsidiary with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 6.5 Financing. Subsidiary has and will have at each of (i) the time of acceptance for purchase by Subsidiary of the shares of Company Common Stock pursuant to the Offer and (ii) the Effective Time, the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement.

SECTION 6.6 Brokers and Finders. Parent and its subsidiaries have not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company or any of its subsidiaries, to pay prior to or following the Effective Time any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except as set forth in Section 5.19, to the Knowledge of Parent, no Person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder’s fee or commission prior to or following the Effective Time in connection with this Agreement, the Offer, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

SECTION 6.7 Subsidiary. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 6.8 Parent and Subsidiary’s Business. Neither Parent nor Subsidiary, nor any other subsidiary for which Parent is the “Ultimate Parent Entity” (as such term is defined in 16 Code of Federal Regulations §801.1(a)(3)), is engaged in any business that derives revenue from an industry that is classified under the following North American Industry Classification System six-digit codes: 322233, 325520, 326140, 332211, 332212, 333999, 335211, 339942, 422990, or 424120.

ARTICLE VII

COVENANTS OF THE PARTIES

SECTION 7.1 Mutual Covenants.

(a) General. Subject to the terms and conditions hereof (including Section 8.2(b)), each of the parties shall (and shall cause its respective subsidiaries to) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Offer and the Merger and the other Transactions, including, without limitation, using commercially reasonable efforts to prepare, execute and deliver such instruments and take or cause to be taken such actions as are necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Transactions. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement and the Tender and Voting Agreement, each party to this Agreement and its proper officers and directors shall take all such necessary action. Such commercially reasonable efforts shall apply to, without limitation, the obtaining of all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary to the consummation of the Transactions.

(b) HSR Act. Without limiting the foregoing, each of the parties undertakes and agrees to file as soon as practicable, and in any event within five business days after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice, Antitrust Division (the “Antitrust Division”), and to make any other competition filing or notifications required by any other Governmental Authority as promptly as practicable. Each of the parties shall (i) respond as promptly as practicable to any formal or informal inquiries received from the FTC or the Antitrust Division for additional information or documentary materials, and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust or competition matters, and (ii) take all commercially reasonable steps to seek early termination of any applicable waiting period under the HSR Act or any similar laws and to obtain all required approvals, and (iii) refrain from entering into any agreement with the FTC or the Antitrust Division or any Governmental Authority not to consummate or delay consummation of or to give notice of consummation other than as required by law, of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Each of the parties or its counsel shall promptly notify the other party or its counsel of any written or oral communication to that party or counsel from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and shall permit the other party or its counsel to review in advance any proposed written communication to any of the foregoing. Notwithstanding the foregoing or any other provisions contained in this Agreement or the Tender and Option Agreement to the contrary, neither Parent nor the Company nor any of their affiliates shall be under any obligation of any kind to (i) respond to a second request for information under the HSR Act or to enter into any negotiations or to otherwise agree with or litigate against any Governmental Authority, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Authority or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent’s affiliates.

(c) Other Governmental Matters. Without limiting the foregoing, and subject to the terms and conditions hereof, each of the parties hereto shall (and shall cause its subsidiaries to) use commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Authority any consent, license, permit, waiver, approval, authorization (including, without limitation, SEC “no-action” letters) required or appropriate to be obtained by either Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Offer and the Merger and the other Transactions required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other laws, and (iii) effect all other necessary registrations, filings and submissions. Each of the parties shall (and shall cause each of their respective subsidiaries to) cooperate and use commercially reasonable efforts to contest vigorously and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Offer or the Merger or any other Transaction.

(d) Shareholder Approval; Preparation of Proxy Statement.

(i) If the Company’s Shareholders Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1 of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining such approval. Notwithstanding the foregoing, if Subsidiary shall acquire 80% or more of the then outstanding shares of Company Common Stock, each of the parties shall take all necessary and appropriate actions to cause the Merger, pursuant to the terms thereof, to become effective as promptly as practicable after such acquisition without a meeting of the shareholders of the Company and otherwise in accordance with Section 1924(b)(1) of the PBCL (including, without limitation, adoption by the board of directors of Subsidiary of a short-form plan of merger in accordance with the PBCL and consistent with the terms of the Merger).

(ii) If the Company Shareholders’ Approval is required by law, the Company shall at Parent’s request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1, prepare and file a preliminary proxy statement or Information Statement (as amended and supplemented, the “Proxy Statement”) with the SEC and shall use all commercially reasonable efforts to respond to any comments of the SEC or its staff, and cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and the directors of the Company with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time before the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required or reasonably requested to be included therein with respect to Parent or Subsidiary. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any such correspondence before its filing with the SEC or dissemination to the Company’s shareholders. Subject to Section 8.2, the Board of Directors of the Company shall recommend that the Company’s shareholders vote to approve the Merger and this Agreement and, if such vote is sought, shall use commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary and appropriate to secure the vote of shareholders required by the PBCL to effect the Merger.

(iii) To the extent permitted by law, Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent or any of its subsidiaries to be voted in favor of the Merger.

(iv) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and, if necessary, to have declared effective or cleared by the SEC, any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

(e) Notification of Certain Matters. From and after the date of this Agreement and until the Effective Time, upon receiving Knowledge thereof, each party hereto shall promptly notify the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A or any condition to the Merger set forth in Article IX, not being satisfied, (ii) the Company’s failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article IX, not being satisfied and (iii) any representation or warranty made by such party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect; provided, however, that the delivery of any notice pursuant to this Section 7.1(e) shall not eliminate such party’s obligation to cure any breach of any representation or warranty contained in this

Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(f) Public Statements. All press releases or other public statements with respect to the Offer or the Merger or the other Transactions shall require the prior mutual agreement and approval of both Parent and the Company, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which event such party shall to the extent reasonably possible consult with the other party prior to making any public statement.

(g) Takeover Statutes. If any state takeover statute or similar statute, rule or regulation (Pennsylvania or otherwise) becomes applicable to the Offer, the Merger, this Agreement, the Tender and Voting Agreement or any other Transaction, the Company and its Board of Directors shall use best efforts to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender and Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

(h) Each party hereto shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any of its subsidiaries to, take any action or nonaction that will, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 8.2 and subject to Section 7.1(b), any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article IX, not being satisfied.

SECTION 7.2 Covenants of the Company.

(a) Conduct of Business. Except as otherwise contemplated by this Agreement or disclosed on Schedule 7.2 of the Company Disclosure Schedule, after the date of this Agreement and before the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise consent in writing (which consent, except in the case of Sections 7.2(a)(v)(A), (B), (C), (D), (E), (H), (I), (J), (K) or, to the extent related to the aforesaid subclauses, Section 7.2(a)(v)(P) below, shall not be unreasonably withheld or delayed (such reasonableness to be viewed from the Parent’s perspective)) the Company shall (and shall cause its subsidiaries to):

(i) conduct its business in the ordinary course of business in all material respects, in substantially the same manner as conducted before the date of this Agreement, and in the event of unforeseen circumstances materially disrupting the operation of the Company in the ordinary course of business, use commercially reasonable efforts to conduct its business in the ordinary course;

(ii) use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its respective present officers and key employees, and preserve the goodwill and business relationships with material customers and others having material business relationships with it;

(iii) except as required by an existing contract or agreement, not (A) increase the amount of compensation of any director or executive officer, (B) make any material increase in or commitment to increase materially any employee benefits, or (C) adopt or make any commitment to adopt any material new employee benefit plan or make any material contribution, grant or award, other than regularly scheduled contributions, to any Company Plan;

(iv) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses providing such coverage to the Company and its subsidiaries as is consistent with past practice; and

(v) not

(A) amend or propose to amend its articles (or certificate) of incorporation or bylaws or equivalent organizational documents;

(B) authorize for issuance, issue, sell, offer, deliver, pledge or otherwise encumber or agree, propose to offer or commit to issue, sell, deliver, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any additional shares of its capital stock of any class or other securities or equity equivalents (including, without limitation, stock options and any stock appreciation rights) or securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for any capital stock of the Company other than as provided in Section 4.6 hereof), except that (1) the Company may issue shares upon exercise of options or the vesting of stock grants outstanding on the date of this Agreement, in accordance with their respective terms as in effect on the date of this Agreement, and (2) any subsidiary of the Company may issue capital stock or other securities to the Company or to another wholly owned subsidiary of the Company;

(C) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned direct or indirect subsidiary of the Company by a wholly-owned direct or indirect subsidiary of the Company;

(D) adopt, authorize or propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than (A) as permitted pursuant to Section 7.2(b), and (B) the Merger);

(E) redeem, purchase, acquire or offer or propose to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

(F) make any material acquisition of any assets or businesses other than (1) in the ordinary course of business, (2) expenditures for fixed or capital assets up to the remaining amount available under the Capital Spending Budget for Fiscal Year 2002 and (3) from and after December 2, 2002, expenditures for fixed or capital assets in aggregate amount not to exceed the total amount available for capital expenditures pursuant to the Fiscal 2003 Capital Spending Budget.

(G) sell, lease, exchange pledge, encumber or otherwise dispose of any material assets other than (1) sales in the ordinary course of business, (2) sales disclosed in the Company Disclosure Schedule, and (3) pledges or encumbrances entered into in the ordinary course of business;

(H) make or revoke any material Tax election except in a manner consistent with past practice, change any material method of accounting for Tax purposes, or settle or compromise any material Tax liability with any Governmental Authority;

(I) voluntarily delist any securities from the New York Stock Exchange;

(J) adopt or effect any material change in accounting policies or practices, except to the extent required by generally accepted accounting principles, or by applicable law;

(K) purchase any derivative securities, except for purchases to hedge interest and foreign exchange rate exposure in the ordinary course of business;

(L) except in the ordinary course of business, modify or amend or terminate any Contracts or waive, release or assign any material right or claims;

(M) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any similar arrangement or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to or in the Company or any direct or indirect wholly owned subsidiary of the Company and (y) advances of reimburseable expenses to any employee in the ordinary course of business;

(N) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or in accordance with their terms;

(O) make a contribution in cash or assets to any rabbi trust or any analogous funding mechanism maintained or created to provide security under a nonqualified Company Plan, except to the extent required under such Company Plan as it exists on the date of this Agreement; or

(P) enter into any letter of intent or binding contract, agreement, commitment or arrangement with respect of any of the foregoing.

(b) Notwithstanding the foregoing, nothing in this Section 7.2 or any other provision of this Agreement shall prohibit (i) any wholly-owned direct or indirect subsidiary of the Company from combining, consolidating or merging with or into the Company or any other wholly-owned subsidiary of the Company, issuing any shares of its capital stock to the Company or any other wholly-owned subsidiary of the Company, paying dividends or making other distributions of assets to the Company or any wholly-owned direct or indirect subsidiary of the Company, or making loans to or incurring or borrowing from the Company or any other wholly-owned direct or indirect subsidiary of the Company or (ii) the Company (or any subsidiary of the Company) from fulfilling its obligations under any agreement or Contract to which it is a party on the date of this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES.

SECTION 8.1 Access to Information.

(a) Subject to applicable law and to the terms and conditions of the Confidentiality Agreement dated September 9, 2002 between the Company and Parent (the “Confidentiality Agreement”), the Company and its subsidiaries shall afford to Parent and Subsidiary and Parent’s employees, directors, officers, accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) full access during normal business hours, with reasonable notice, throughout the period before the Effective Time (including for the purpose of conducting any environmental investigations or audits that Parent or Subsidiary reasonably determine are necessary) to all of the Company’s properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Parent or the Parent Representatives (i) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws or filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, (ii) such other information concerning the Company’s business, properties and personnel as Parent shall reasonably request, and (iii) permit Parent to make such inspections as it may reasonably require (and the Company shall cooperate with in any inspections, including, without limitation, environmental diligence); provided, that any such inspection shall be conducted in a manner reasonably calculated to minimize any disruption to the Company’s business. Parent and its subsidiaries shall hold and shall use commercially reasonable efforts to cause the Parent Representatives to hold in strict confidence all nonpublic documents and information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance and subject to the Confidentiality Agreement.

(b) If this Agreement is terminated, Parent shall promptly return to the Company (or, at the Company’s request, destroy) all nonpublic written material provided pursuant to this Section 8.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event all documents, memoranda, notes and other writings (including all electronic versions thereof) prepared by Parent based on the information in such material shall be destroyed (and Parent shall cause the Parent Representatives to similarly destroy the documents, memoranda and notes), and, if requested by the Company, such destruction shall be certified to the Company in writing by an authorized officer supervising such destruction.

SECTION 8.2 Acquisition Transactions.

(a) After the date hereof and before the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, and the Company shall use commercially reasonable efforts to cause its and its subsidiaries’ officers, directors and employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, initiate, solicit, encourage (including by providing non-public or confidential information) or take any other action to facilitate any Acquisition Proposal (as defined herein) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of an Acquisition Proposal or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or knowingly permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any attorney, accountant, investment banker, financial advisor or other representative or agent retained by it or any of its subsidiaries to take any such action. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Transactions) involving the Company or (other than as expressly provided pursuant to this Agreement) its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of the Company and its subsidiaries in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of the outstanding shares of any class of equity securities of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. “Company Acquisition Transaction” means a transaction consummated pursuant to an Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement (including paragraph (a) above) to the contrary, prior to the purchase of a majority of the Fully Diluted Shares pursuant to the Offer, the Company may, in response to a written offer or proposal from a financially capable Person (a “Potential Acquiror”) with respect to an all-cash Acquisition Proposal that is not subject to a financing contingency and was not solicited by or on behalf of the Company after the date of this Agreement or otherwise the result of a violation of this Section 8.2 and which the Company’s Board of Directors determines in good faith, after consultation with its independent financial advisor, would reasonably be expected to result in a Superior Proposal, furnish confidential or non-public information to such Potential Acquiror and negotiate for a Company Acquisition Transaction with such Potential Acquiror, if, and only to the extent that (i) the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, and (ii) prior to taking such action the Company (x) delivers to Parent and Subsidiary the notice required pursuant to Section 8.2(c) stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the Confidentiality Agreement and which, in any event, contains customary confidentiality and standstill restrictions and shall not contain any exclusivity provisions which would prohibit the Company from complying with its obligations under this Section 8.2 or otherwise under this Agreement. Additionally, nothing contained in this Section 8.2 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent counsel), determines in good faith that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 8.2 or any other provision of this Agreement. Notwithstanding anything herein to the contrary, this Section 8.2(b) and the proviso of Section 8.2(d) shall not apply with respect to any Acquisition Proposal or Superior Proposal from a Person (or such Person’s affiliates) that on or after January 1, 2002 entered into a confidentiality agreement, non-disclosure agreement or similar arrangement with the Company or any of its subsidiaries or any of their respective agents in contemplation of a possible Acquisition Proposal.

(c) The Company shall promptly notify (and, in any event, within one business day) Parent orally and in writing after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any Person that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal and the status of any discussions with respect to an Acquisition Proposal. Such notice shall include the material terms of such request, Acquisition Proposal or inquiry and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company’s response thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Immediately following the execution of this Agreement, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(d) Except as expressly permitted by this Section 8.2 (including, without limitation, the second sentence of Section 8.2(b)), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Subsidiary, or propose to withdraw or modify in a manner adverse to Parent or Subsidiary or fail to make, its approval or recommendation of the Offer or the Merger or of the Tender and Voting Agreement, this Agreement and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to any person (other than Parent, Subsidiary or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal; provided, however, that prior to the purchase of a majority of the Fully Diluted Shares pursuant to the Offer, the Board of Directors of the Company may terminate this Agreement pursuant to Section 10.1(h) if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, (C) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Subsidiary or their designee the Termination Fee referred to in Section 10.2, (D) the Company is not in material breach of its obligations under this Section 8.2, (E) the Company shall have complied with its obligations under Section 10.1(h), and (F) concurrently with such termination, the Company enters into a definitive acquisition agreement with respect to such Superior Proposal.

(e) “Superior Proposal” means any proposal made by one or more third parties (the “Bidders”) to acquire, directly or indirectly, including pursuant to a tender offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries for consideration consisting of all cash and such proposal is not otherwise subject to a financing or funding condition, which the Board of Directors of the Company determines reasonably and in good faith (based on the written opinion of J.P. Morgan Securities Inc. or another financial advisor of nationally recognized reputation) to be more favorable to the holders of Company Common Stock from a financial point of view (taking into account any changes to the terms of this Agreement and the Offer that have been proposed by Parent in response to such proposal, and also taking into account the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other Transactions taken as a whole.

SECTION 8.3 Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) Parent shall pay the reasonable expenses of the Company, Parent and Subsidiary (including without limitation, filing fees and attorney’s fees) in connection with HSR filing or antitrust investigations by any Governmental Authority or proceeding, (b) the Company and Parent shall share equally the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, if any, and the Offer Documents, and (c) as provided in Section 10.2(b).

SECTION 8.4 Directors’ and Officers’ Indemnification.

(a) The indemnification (and advancement of expenses) provisions of the articles of incorporation and bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time before the Effective Time were directors, officers, employees, agents, fiduciaries or other representatives of the Company or, at the request of the Company, were serving as such with respect to another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan). If, within six years from the Effective Time, the Surviving Corporation is merged with and into Parent or another entity, the articles (or certificate) of incorporation and bylaws of Parent or such other entity shall, from and after such merger or until at least the sixth anniversary of the Effective Time, provide rights to indemnification for such indemnified persons at least equivalent to those in the articles of incorporation and bylaws of the Surviving Corporation. Subject to the foregoing, nothing in this Section 8.4 shall prevent a merger of the Surviving Corporation with another entity. Surviving Corporation shall honor, in accordance with their respective terms, each of the covenants contained in this Section 8.4 and each of the indemnification agreements to which the Company or any of its present or former subsidiaries and any of its or their present or former affiliates, directors and employees are a party as of the date of this Agreement without limit as to time.

(b) Without limiting Section 8.4(a), for a period of six years from and after the Effective Time, the Surviving Corporation shall, to the extent not prohibited by applicable law, indemnify and hold harmless any person who was or is a party (other than a party plaintiff suing on his behalf or in the right of the Company) or is threatened to be made a party to or a subject of any threatened, pending or completed action, suit or proceeding (collectively a “Proceeding”), including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person (an “Indemnified Person”) is or was a director or officer of the Company, or is or was serving, while a director or officer of the Company, at the request of the Company as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes, punitive damages and amounts paid in settlement (collectively, a “Liability”) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. If an Indemnified Person is entitled to indemnification in respect of a portion, but not all, of any Liability, the Company shall indemnify such person to the extent of such portion.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person, or (iii) transfers any significant amount of its assets to an entity or other person that is an “affiliate” of Parent (as defined in Rule 13e-3 under the Exchange Act) for less than reasonably equivalent value, then and in each such case, proper provisions shall be made so that the successors and assigns or transferees of the Surviving Corporation (as applicable) shall assume the obligations of the Surviving Corporation set forth in this Section 8.4.

(d) After the consummation of the Offer and before the Effective Time, the Company (at the Subsidiary’s expense) shall obtain prepaid policies of directors’ and officers’ liability insurance, which policies provide the persons currently covered by the Company’s directors’ and officers’ liability insurance policy with substantially similar coverage (in terms of scope of coverage and amount) as in effect on the date hereof for a period of six years after the Effective Time, with respect to matters arising on or before the Effective Time.

(e) Expenses actually and reasonably incurred by an Indemnified Person in defending a Proceeding shall be paid by the Surviving Corporation in advance of the final disposition of such Proceeding (regardless of the financial condition of such Indemnified Person) upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

(f) The rights of each Indemnified Party hereunder shall be in addition to and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company, any indemnification agreement, under the PBCL or otherwise. The provisions of this Section 8.4 shall survive the consummation of the Merger as set forth herein and expressly are intended to benefit each of the Indemnified Parties.

SECTION 8.5 Employee Benefits.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof (the “Anniversary Period”), the Surviving Corporation shall provide to employees who were employees of the Company or its subsidiaries immediately prior to the Effective Time (collectively, “Company Employees”) severance benefits that are substantially similar to the severance benefits provided to those Company Employees under the Hunt Corporation Non-Officer Severance Plan and the Hunt Corporation Officer Severance Plan (the “Severance Plans”) as they exist on the date of this Agreement. During the Anniversary Period, the Surviving Corporation shall provide to Company Employees (for so long as they are employed by the Surviving Corporation) salary and other benefits that are, in the aggregate, substantially similar to those provided by the Company and its subsidiaries to such Company Employees immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus plans, and retiree benefit plans, policies and arrangements), but excluding for purposes of this comparison the Company’s long-term incentive programs or other Company Plans providing for compensation based on the equity of the Company and any such benefits provided prior to the Effective Time that consist of any equity-related compensation.

(b) Except to the extent prohibited by law, with respect to any employee benefit plans in which any Company Employees first become eligible to participate on or after the Effective Time, and in which such Company Employees did not participate before the Effective Time, the Surviving Corporation shall: (i) to the extent applicable, use commercially reasonable efforts to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time; (ii) provide each Company Employee with credit for any co-payments and deductibles paid before the Effective Time (to the same extent such credit was given under the appropriate Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such Company Employees to the extent such Company Employee’s service was recognized by a Company Plan (or vacation, personal or sick day policy of the Company) as in effect on the date of this Agreement for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, benefit accrual) in any plan or policy in which such employees may be eligible to participate or receive benefits after the Effective Time, which provides the same type of benefits provided under the Company Plan as it existed immediately before the Effective Time and (iv) with respect to flexible spending accounts, provide each Company Employee with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs.

(c) Notwithstanding anything in this Section 8.5 to the contrary, (i) the Surviving Corporation shall not be required to take any actions under this Section 8.5 that would result in duplication of the benefits (including, without limitation, the accrual of benefits under a pension plan) with respect to any Company Employee, (ii) any plan, program or arrangement adopted or maintained by the Surviving Corporation, that is not a plan, program or arrangement that provides the same type of benefits provided under a Company Plan as of the date immediately prior to the Effective Time shall not be subject to the provisions of Section 8.5(b), and (iii) nothing in this Section 8.5 shall (A) subject to Sections 8.5(a) and 8.5(b), prohibit any changes to or terminations of the Company Plans (including, but not limited to, the Severance Plans), (B) confer upon any Company Employee any right with respect to continued employment by the Surviving Corporation or any of its ERISA Affiliates, or (C) create any third party beneficiary rights in any Company Employee, any beneficiary or any dependent thereof with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Company Employee (or former Company Employee) by the Surviving Corporation or its ERISA Affiliates or under any benefit plan which the Surviving Corporation or its ERISA Affiliates may maintain or cause to be maintained with respect to such Company Employee.

SECTION 8.6 Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors or officers relating to the Offer, the Merger or the other Transactions until the consummation of the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation (at the Company’s cost) and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors and officers an opportunity to participate in such litigation; provided, however, that no settlement shall be agreed to before the consummation of the Merger without Parent’s consent, which consent shall not be unreasonably withheld or delayed; and provided further that no settlement requiring a payment or an admission of any wrongdoing by a director or officer shall be agreed to without such director’s or officer’s consent.

SECTION 8.7 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent or Subsidiary). Subject to the foregoing, during such period, the Company agrees to enforce and agrees to permit (and, to the fullest extent permitted under applicable law, hereby assigns its rights thereunder to Parent and Subsidiary) Parent and Subsidiary to enforce on its behalf as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. In addition, the Company hereby waives any rights the Company may have under any standstill or similar agreements to object to the transfer to Subsidiary of all shares of Company Common Stock held by shareholders covered by such standstill or similar agreements and hereby covenants not to consent to the transfer of any shares of Company Common Stock held by such shareholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) this Agreement has been terminated pursuant to Article X.

ARTICLE IX

CONDITIONS

SECTION 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time, of the following conditions:

(a) if required by the PBCL, this Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law;

(b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Authority which is in effect and has the effect of prohibiting the consummation of the Merger; and

(c) all the waiting periods applicable to the consummation of the Merger under the HSR Act or any other Governmental Authority, if any, shall have expired or been terminated and (i) in the case of the Company’s obligations, (x) all other Company Required Statutory Approvals necessary for the consummation of the Merger and the Transactions shall have been obtained and be in effect at the Effective Time, and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the Transactions shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) in the case of Parent’s and Subsidiary’s obligations, (x) all other Parent Required Statutory Approvals necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the Transactions shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval could not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

SECTION 9.2 Conditions to Obligations of Parent and Subsidiary to Effect the Merger. The obligations of Parent and Subsidiary to effect the Merger are further subject to the satisfaction or waiver pursuant to Section 1.1, before the Effective Time, of the conditions that Subsidiary shall have accepted for payment and paid for the shares of Company Common Stock tendered pursuant to the Offer. Neither Parent nor Subsidiary may invoke this condition if Subsidiary fails to purchase shares of Company Common Stock so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

Article X
TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company (if such approval is required by applicable law):

(a) by mutual written consent duly authorized by the Boards of Directors of Parent, Subsidiary and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable (and the terminating party shall have used commercially reasonable efforts to prevent the entry of such order);

(c) by the Company if (i) Subsidiary fails to commence the Offer in violation of Section 1.1, or (ii) Subsidiary shall not have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or before January 31, 2003;

(d) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the terms set forth on Annex A) without any shares of Company Common Stock being purchased thereunder;

(e) by Parent or Subsidiary, if due to an occurrence or circumstance that if occurring after the commencement of the Offer would make it impossible to satisfy any of the conditions set forth in Annex A hereto, Subsidiary shall have failed to commence the Offer in accordance with Section 1.1;

(f) by Parent or Subsidiary prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if the conditions set forth in Section (a) or (b) of Annex A shall not be satisfied and remain uncured after the expiration of the cure period set forth therein;

(g) by the Company prior to the purchase of any shares of Company Common Stock pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in this Agreement on the part of Parent or Subsidiary which causes a Parent Material Adverse Effect or (ii) Parent or Subsidiary shall not have performed or complied with, in all material respects, each covenant or agreement contained in this Agreement and required to be performed or complied with by them, and such breach causes a Parent Material Adverse Effect, and which breach, in the case of either clause (i) and clause (ii) above, shall not have been cured in all material respects prior to the earlier of (A) 10 business days following notice of such breach to Parent and Subsidiary by the Company and (B) January 31, 2003;

(h) by the Company prior to the purchase of shares of Company Common Stock pursuant to the Offer, concurrently with the execution of a definitive acquisition agreement under the circumstances permitted by Section 8.2, provided, that such termination under this Section 10.1(h) shall not be effective unless (x) the Company and its Board of Directors shall have complied in all material respects with all their obligations under Section 8.2 and the Company shall have paid the Termination Fee pursuant to Section 10.2 and (y) the Company shall have provided Parent and Subsidiary with at least three business days’ written notice prior to terminating this Agreement, which notice shall be accompanied by (1) a copy of the proposed definitive acquisition agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company’s written certification that it has made the determinations with respect to such Superior Proposal set forth in clauses (A) and (B) of the proviso in Section 8.2(d) and (3) the representation that the Company will, in the absence of any other Superior Proposal, execute such a definitive acquisition agreement unless Parent or Subsidiary modify the Offer or this Agreement such that the Company’s Board of Directors determines that the Offer and the Merger (as so modified) are at least as favorable to the holders of the Company Common Stock from a financial point of view as such Superior Proposal;

(i) by Parent or Subsidiary if (i) the Company shall have notified Parent that its Board of Directors has resolved to recommend another tender or exchange offer to the shareholders of the Company, (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Subsidiary its approval or recommendation of the Offer, the Merger, any of the Transactions or this Agreement, or shall have approved or recommended to the Company’s stockholders an Acquisition Proposal or any other acquisition of shares of Company Common Stock other than the Offer and the Merger, or shall have adopted any resolutions to effect any of the foregoing or (iii) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or this Agreement within two business days following Parent’s or Subsidiary’s written request to do so; or

(j) by Parent or Subsidiary prior to the purchase of any shares of Company Common Stock pursuant to the Offer if any person or group (which includes a “person” or “group” as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Subsidiary, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Company Common Stock or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of this Agreement, had a Schedule 13D or 13G on file with the SEC shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 20% or more of any such class or series (it being understood that the execution of the Tender and Voting Agreement by the Company stockholders that are parties thereto and the performance of their obligations thereunder shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision).

SECTION 10.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except for obligations in this Section 10.2(a), in the second sentence of Section 8.1(a) and in Sections 8.1(b), 8.3, 10.2(b) and 11.9, all of which shall survive the termination); provided, however, that nothing in this Section 10.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement.

(b) If (i) Parent or Subsidiary terminates this Agreement pursuant to Section 10.1(f) in circumstances when, prior to any such termination any third party shall have made or publicly announced an intention to make or consummate an Acquisition Proposal and within 9 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal; (ii) Parent or Subsidiary terminates this Agreement pursuant to Section 10.1(i); (iii) Parent or Subsidiary terminates this Agreement pursuant to Section 10.1(j) and within 9 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal; or (iv) this Agreement is terminated by the Company pursuant to Section 10.1(h), then the Company shall pay to Parent a termination fee in cash equal to $4,000,000 plus Expenses (the “Termination Fee”), which shall be paid in the case of a termination pursuant to subclause (i) or (iii) of this Section 10.2(b), within two business days following the date of the occurrence described in such subclause, or in the case of a termination pursuant to subclause (ii) or (iv) of this Section 10.2(b), prior to or simultaneously with such termination. Any payment required to be made pursuant to this subsection (b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The payment of the Termination Fee shall not be deemed to constitute liquidated damages.

(c) “Expenses” shall mean the reasonable documented out of pocket costs and expenses, not to exceed $750,000, incurred by Parent and Subsidiary and their affiliates with respect to or arising out of the negotiation and execution of this Agreement, the Tender and Voting Agreement, the Confidentiality Agreement and the performance of the Transactions, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants and travel expenses, disbursements and other external or internal out of pocket costs or expenses.

SECTION 10.3 Amendment. This Agreement may not be amended except by action taken by the parties’ respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law and Section 1.4(c). Subject to Section 1.4(c) and applicable law, such amendment may take place at any time before the Closing Date and whether before or after the Company Shareholders’ Approval is obtained; provided, however, that after the Company Shareholders’ Approval is obtained, no amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of Company Common Stock upon consummation of the Merger, alter or change any term of the articles (or certificate) of incorporation of Parent, Subsidiary or the Surviving Corporation (except as expressly contemplated hereby), or alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely effect the holders of any class or series of securities of the Company.

SECTION 10.4 Extension; Waiver. At any time before the Effective Time, subject to Section 1.4(c), any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1 Non-Survival of Representations and Warranties. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto, provided that the agreements (including, without limitation, the agreements contained in Sections 8.4 and 8.5) that by their terms apply or are to be performed in whole in part after the Effective Time shall survive the Merger.

SECTION 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed), sent by registered or certified mail (return receipt requested), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Subsidiary, to:

Berwind Corporation
3000 Centre Square West
1500 Market Street
Philadelphia, PA 19102
Attn: Van Billet, Vice President and Chief Financial Officer
Facsimile number: (215) 575-2314

with a copy (which shall not constitute notice) to:

Berwind Corporation
3000 Centre Square West
1500 Market Street
Philadelphia, PA 19102
Attn: Pamela I. Lehrer, Esq.
General Counsel
Facsimile number: (215) 563-4489

and

Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attn: Carmen J. Romano, Esq.
Facsimile number: (215) 994-2222

If to the Company, to:

Hunt Corporation
One Commerce Square
2005 Market Street
Philadelphia, PA 19103
Attn: Bradley Johnson, CEO
Facsimile number: (215) 656-3707

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103
Facsimile number: (215) 988-2757
Attn: John C. Bennett, Jr., Esq.

SECTION 11.3 Governing Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed wholly within such state.

SECTION 11.4 Parties to Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in Sections 4.3, 4.6, and 8.4 (which are intended to and shall create third party beneficiary rights if the Offer and the Merger are consummated), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim. Each of the Indemnified Parties referred to in Section 8.4 shall be entitled to enforce the provisions hereof directly against Parent or the Surviving Corporation, to the same extent as if such Indemnified Party were a party hereto.

SECTION 11.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein or unless the context clearly otherwise indicates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.8 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 11.9 Submission to Jurisdiction; Waivers. Each of Parent, Subsidiary and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the federal or state courts located in Philadelphia, Pennsylvania, and each of Parent, Subsidiary and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent, Subsidiary and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 11.11 Entire Agreement. This Agreement (including Annex A and the documents and instruments referred to herein and the Confidentiality Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. In the event of a conflict between the provisions of this Agreement and the Confidentiality Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

HUNT CORPORATION

/s/    DONALD L. THOMPSON
By:
Name: Donald L. Thompson
Title:   Chairman of the Board of Directors

FAC HOLDING CORPORATION

/s/    VICTORIA R. RICHARDS
By:
Name: Victoria R. Richards
Title:   Vice President and Treasurer

FAC ACQUISITION CORPORATION

/s/    VICTORIA R. RICHARDS
By:
Name: Victoria R. Richards
Title:   Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Glossary of Defined Terms

Acquisition Agreement	44
Acquisition Proposal	42
Agreement	1
Anniversary Period	47
Antitrust Division	35
Award Shares	15
Bidders	45
Certain Shareholders	1
Closing	9
Closing Date	9
Code	11
Common Stock Price	1
Company	1
Company Certificates	10
Company Common Stock	1
Company Disclosure Schedule	13
Company Employees	47
Company Financial Statements	18
Company Material Adverse Effect	13
Company Permits	21
Company Plan	23
Company Preferred Stock	14
Company Required Statutory Approvals	17
Company SEC Reports	17
Company Shareholders’ Approval	16
Confidentiality Agreement	41
Contract	21
Current Independent Directors	7
Dissenting Shareholder	13
Dissenting Shares	12
Effective Time	8
Environmental Claim	26
Environmental Laws	26
ERISA	23
ERISA Affiliate	23
Exchange Act	3
Fairness Opinion	5
Filed Company SEC Reports	17
Foreign Plans	23
FTC	35
Fully Diluted Shares	1
GAAP	18
Governmental Authority	16
Hazardous Substances	27
HSR Act	17
Indemnified Person	46
Independent Directors	7
Information Statement	20
Intellectual Property	28
Interim Financial Reports	18
Knowledge	18
Liability	46

Major Customers	31
Major Suppliers	31
Material Environmental Condition	26
Material License	28
Merger	1
Merger Consideration	9
Merger Filing	8
Minimum Condition	1
New Independent Director	7
Offer	1
Offer Documents	4
Option	12
Options	12
Parent	1
Parent Material Adverse Effect	32
Parent Representatives	42
Parent Required Statutory Approvals	34
Paying Agent	10
PBCL	5
Pension Plan	23
Person	15
Potential Acquiror	43
Proceeding	46
Proxy Statement	37
Released	27
Schedule 14D-9	5
Schedule TO	4
SEC	3
Securities Act	17
Severance Plans	47
Shareholders Meeting	37
Stock Grant	12
Stock Grants	12
Subsidiary	1
Subsidiary Common Stock	10
Superior Proposal	45
Surviving Corporation	8
Tax Return	23
Taxes	23
Tender and Voting Agreement	1
Termination Fee	52
Transactions	5
Welfare Plan	23

ANNEX A
to
Agreement and Plan of Merger

Conditions to the Offer. Notwithstanding any other provision of the Offer or the Agreement, in addition to (and not in limitation of) Subsidiary’s rights pursuant to the Agreement to extend and amend the Offer in accordance with the Agreement, Subsidiary shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any validly tendered shares of Company Common Stock not theretofore accepted for payment or paid for, and Subsidiary may terminate or amend the Offer (subject to Section 1.1 of the Agreement) if (i) a number of shares of Company Common Stock representing a majority of the total number of shares of Company Common Stock that would be outstanding after giving effect to the exercise and conversion of all outstanding options (whether or not currently exercisable) with an exercise price at or below the Merger Consideration, vested Stock Grants (and, to the extent not previously vested, any Stock Grants that would vest pursuant to Section 4.6), warrants and securities exercisable or convertible into Company Common Stock (the “Fully Diluted Shares”), shall not have been validly tendered before the expiration of the Offer and not withdrawn or otherwise acquired by Parent or any of its affiliates before the expiration of the Offer (“Minimum Condition”), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Agreement and before the time of acceptance of such shares of Company Common Stock for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

(a) (x) any representations and warranties of the Company set forth in Section 5.1, 5.2, 5.4(a), 5.5(a), 5.5(d), 5.9, 5.10, 5.16, 5.19, 5.20, 5.21 or 5.27 of the Agreement shall not be true and correct in any material respect (determined without regard to any knowledge qualifications therein), as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such earlier date), or (y) the representations and warranties of the Company set forth in the Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or Company Material Adverse Effect qualifications therein), as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except for purposes of this subclause (y), to the extent the failure of such representations or warranties to be true and correct in the aggregate could not reasonably be expected to have a Company Material Adverse Effect, and, in the case of representations and warranties described in either subclause (x) or (y), which breach or breaches shall not have been cured in all material respects prior to the earlier of (i) 10 business days following notice of such breach and (ii) January 31, 2003;

(b) the Company shall not have performed and complied in all material respects with each material covenant or agreement contained in the Agreement and required to be performed or complied with by it, and which breach shall not have been cured in all material respects prior to the earlier of (i) 10 business days following notice of such breach and (ii) January 31, 2003;

(c) there shall be pending any suit, action, or proceeding by any Governmental Authority which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Subsidiary of the shares of Company Common Stock, seeking to make illegal, materially delay, make materially more costly or otherwise restrain or prohibit the making or consummation of the Offer and the Merger or seeking to obtain from the Company, Parent or Subsidiary any damages or penalties that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the material businesses or assets of the Company or Parent or any of their respective subsidiaries or affiliates, or to compel the Company or Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate such material businesses or assets as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Parent or Subsidiary to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of Company Common Stock accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling the businesses of the Company and its subsidiaries in any material respect, (v) requiring divestiture by Subsidiary or any of its affiliates of any shares of Company Common Stock or (vi) which otherwise could reasonably be expected to have a Company Material Adverse Effect;

(d) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule or regulation which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, with respect to or deemed applicable to, or any material consent or approval withheld or any other action taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger by any Governmental Authority or court, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (c) above;

(e) except as disclosed in the Filed Company SEC Reports or the Company Disclosure Schedules, since the date of the Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, has a Company Material Adverse Effect;

(f) the Company’s Board of Directors or any committee thereof shall have withdrawn, amended, modified or changed (including by amendment of the Schedule 14D-9) their recommendation of the Offer, the Merger, this Agreement or any of the other Transactions or approved or recommended an Acquisition Proposal, or shall have resolved to do any of the foregoing, or the Company’s Board of Directors shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transaction or this Agreement within five business days following Parent’s or Subsidiary’s written request to do so;

(g) the Agreement shall have been terminated in accordance with its terms;

(h) any person or group (which includes a “person” or “group” as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Subsidiary, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Company Common Stock or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Agreement, had a Schedule 13D or 13G on file with the SEC shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 20% or more of any such class or series (it being understood that the execution of the Tender and Voting Agreement by the Company shareholders that are parties thereto shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

(i) the Company shall not have taken all action necessary to enable those persons designated by Subsidiary pursuant to Section 1.4(a) of the Agreement to become members of the Board of Directors of Company, subject to the acceptance for payment of and payment for not less than a majority of the Fully Diluted Shares of Company by Subsidiary pursuant to the Offer; or

(j) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) which continues uninterrupted for a period in excess of ten business hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any Governmental Authority and (iii) any mandatory limitation, by any Governmental Authority on the extension of credit by banks or other lending institutions.

The foregoing conditions are for the sole benefit of Subsidiary and Parent and may be asserted by Subsidiary or Parent regardless of the circumstances giving rise to any such condition and may be waived by Subsidiary or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Subsidiary or Parent. The failure by Subsidiary or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.